UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 10, 2005
Bookham, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-30684	20-1303994

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)
2584 Junction Avenue, San Jose, California 95134

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 919-1500
Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On August 10, 2005, Bookham Technology plc (“Bookham plc”), a wholly-owned subsidiary of Bookham, Inc. (the “Registrant”), entered into a share purchase agreement (the “Share Purchase Agreement”) with Deutsche Bank AG (“Deutsche Bank”) and London Industrial Leasing Limited, a subsidiary of Deutsche Bank AG, pursuant to which Bookham plc agreed to purchase all of the issued share capital of City Leasing (Creekside) Limited, a subsidiary of Deutsche Bank (“Creekside”). Under the Share Purchase Agreement and related documents, Creekside is, as a subsidiary of Bookham plc, entitled to the receivables in connection with certain aircraft subleases and will in turn apply those payments to repay loans advanced to it by Deutsche Bank, such that its loan obligations will be offset by the receivables. Bookham plc expects to surrender certain of its available tax losses to reduce the UK taxes that might otherwise be due from Creekside on the receivables. As a result of these transactions, Bookham plc will have available through Creekside cash of approximately £6.63 million (approximately $11.9 million, based on an exchange rate of £1.00 to $1.7922, the noon buying rate on August 10, 2005, for cable transfers in foreign currencies as certified by the Federal Reserve Bank of New York), payable £4.2 million (approximately $7.5 million) at the closing of the transactions contemplated by the Share Purchase Agreement (the “Closing”), £1 million (approximately $1.8 million) on October 14, 2005, £1 million on July 14, 2006 and the balance of approximately £431,000 (approximately $772,438) on July 16, 2007. The Closing occurred on August 10, 2005.
     At the Closing, Creekside had receivables (including services and interest charges) of £73.8 million due from Deutsche Bank in connection with certain aircraft subleases of Creekside (the “Receivables”) and cash of £4.7 million. The Receivables resulted from the assignment by Creekside to Deutsche Bank, prior to Closing, of the benefit of receivables under four lease agreements pursuant to which Creekside subleases certain aircraft that are subject to head lease agreements with Phoebus Leasing Limited, a subsidiary of Deutsche Bank, and Creekside as head lessee (the “Head Lease Agreements”). The assignment was made in exchange for the Receivables, which are to be paid by Deutsche Bank to Creekside in three instalments, with the last payment being made on July 16, 2007.
     Prior to Closing, Creekside and Deutsche Bank entered into two facility agreements relating to a loan in the principal amount of £18.3 million and a loan in the principal amount of £42.5 million, which together will accrue approximately £3.6 million in interest during the Term (the “Loans”). At the Closing, Creekside used the Loans to repay amounts outstanding under a loan dated April 12, 2005 between Creekside as borrower and City Leasing (Donside) Limited, a subsidiary of Deutsche Bank, as lender, and to pay part of Creekside’s rental obligations under the Head Lease Agreements.
     At the Closing, Creekside had long-term liabilities to Deutsche Bank under the Loans, an agreement to pay Deutsche Bank £8.3 million (including principal and interest) to cover settlement of current Creekside tax liabilities and £0.4 million of outstanding payments due to Deutsche Bank under the Head Lease Agreements (collectively, the “Obligations”).
     Creekside will use the Receivables to pay off the Obligations over a period of two years (the “Term”), such that the Obligations will be offset in full by the Receivables and result in Bookham plc having excess cash of approximately £6.63 million (approximately $11.9 million) available to it during the Term. Bookham plc expects to surrender certain of its tax losses against any UK taxable income that may arise as a result of the Receivables, to reduce any UK taxes that would otherwise be due from Creekside.

     The Loans may be prepaid in whole at any time with 30 days’ prior written notice to Deutsche Bank. The loan for £18.3 million is repayable by Creekside on October 14, 2005, and the Loan for £42.5 million is repayable by Creekside in equal instalments on July 14, 2006 and July 16, 2007. The Loans accrue interest at rates of 5.54% and 5.68% per year, respectively. Events of default under the Loans include failure by Creekside to pay amounts under the Loans when due, material breach by Creekside of the terms of the Head Lease Agreements and related documentation, a judgement or order made against Creekside that is not stayed or complied with within seven days or an attachment by creditors that is not discharged within seven days, insolvency of Creekside or failure by Creekside to make payments with respect to all or any class of its debts, presentation of a petition for winding up of Creekside, and appointment of any administrative or other receiver with respect to Creekside or any material part of Creekside’s assets. While Deutsche Bank may accelerate repayment of the loans upon an event of default, the Loans will be fully offset against the Receivables, as described above.
     Under the Share Purchase Agreement and related documents, London Industrial Leasing Limited and Deutsche Bank have indemnified the Registrant, Bookham plc and Creekside with respect to contractual obligations and liabilities entered into by Creekside prior to the Closing and certain tax liabilities of Creekside that may arise in taxable periods both prior to and after the Closing.
     Pursuant to an administration agreement between Creekside, City Leasing Limited, a subsidiary of Deutsche Bank, and Deutsche Bank, Creekside is to be administered during the Term by City Leasing Limited to ensure Creekside complies with its obligations under the Head Lease Agreements.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOKHAM, INC.
Date: August 16, 2005	By:	/s/ Stephen Turley
Stephen Turley
Chief Commercial Officer